Board Review of Investment Advisory and Sub-Advisory
Agreements

The Board of Trustees (the Board), including a majority of the independent trustees, approved each Fund s investment advisory agreement with VTL Associates, LLC (the adviser) and sub-advisory agreement with Mellon Capital Management (formerly, BNY Investment Advisers; the sub-adviser), as well as each Fund s administrative services agreement with an affiliate of the Fund s sub-adviser. In connection with considering approval of such agreements, the Board held three meetings primarily dedicated to the approval process (those trustees unable to attend in person were present by telephonic conference means). Throughout the process, the independent trustees received assistance and advice from and met separately with independent counsel. The independent trustees met with and interviewed officers of the adviser and sub-adviser (including portfolio managers), the transfer agent and the distributor. In approving the investment advisory agreement, the sub-advisory agreement and the administrative services agreement for each Fund, the Board, including a majority of independent trustees, determined that the investment advisory fee structure was fair and reasonable and that approval of the agreements was in the best interests of each Fund and its shareholders.
In reaching their decision on the investment advisory agreement and the sub-advisory agreement (as well as the administrative services agreement), the trustees took into account information specifically requested and furnished in connection with the approval process. During the process, the independent trustees considered the adviser s and sub-adviser s activities on behalf of other clients.
The information obtained by the trustees during the approval process also included a special report prepared by Lipper, Inc. (Lipper), an independent third-party analyst, comparing the Fund s proposed expenses with those of other funds deemed comparable to the Fund as selected by Lipper (Lipper Section 15(c) Report). The trustees reviewed the Lipper Section 15(c) Report and its usefulness in the approval process with respect to matters such as comparative fees, expenses and expense ratios. They concluded that the report was helpful in the performance of their duties.
In addition to the above and other matters considered by the trustees throughout the course of the year, the following discussion relates to certain primary factors relevant to the Board s decision. No single factor was determinative to the decision of the Board.

NATURE, EXTENT AND QUALITY OF SERVICES.
The trustees reviewed the nature, extent and quality of the services to be provided by the adviser and the sub-adviser. In this regard, they reviewed each Funds revenue-weighted investment approach and the adviser s and sub-adviser s ability, respectively, to implement such approach. The trustees reviewed each Funds portfolio management team, including its performance in advising similar accounts, staffing, skills and compensation program. With respect to portfolio manager compensation, management of the adviser and the sub-adviser assured the trustees that each Fund s ability to replicate its corresponding performance of the revenue-weighted index is a significant component of incentive-based compensation. The trustees noted that the portfolio manager compensation program aligned the interests of the portfolio managers with that of Fund shareholders. The trustees discussed with management of the adviser and the sub-adviser various other products, portfolios and entities that are advised by each of them and the relative fees of such accounts and reasons for differences with respect thereto and any potential conflicts. During the aforementioned meetings, the trustees received and discussed the adviser s and sub-adviser s compliance policies, proxy voting procedures and code of ethics. The Trustees noted that the adviser and the sub-adviser do not have any soft-dollar arrangements. The independent trustees also discussed the adviser s ability to oversee: each Fund s security weighting allocations as compared to the Fund s underlying revenue-weighted index; each Fund s cash management and investing of securities lending collateral; and corporate developments in constituent securities to ensure that reconstitutions of a Fund are done according to the predetermined methodology. The trustees also considered the services to be provided by the adviser in its oversight of the Funds administrator, custodian and transfer agent and the sub-adviser. They noted the significant amount of time and effort that had been devoted to structuring each Fund, obtaining the necessary exemptive relief from the U.S. Securities and Exchange Commission and arranging prospective service providers for the Fund.
The independent trustees discussed the replication method to be employed by the sub-adviser in adjusting each Fund s portfolio in response to changes in the underlying index. The Independent Trustees also discussed the adviser s review and selection process with respect to the sub-adviser, and the adviser s favorable assessment as to the nature and quality of the sub-advisory services expected to be provided by the sub-adviser.
Based on their review, the trustees were satisfied with the nature and quality of the overall services to be provided by the adviser and the sub-adviser, respectively, to each Fund and its shareholders and were confident in the abilities of the adviser and sub-adviser, respectively, to implement the revenue-weighted investment approach of each Fund and to provide quality services to each Fund and its shareholders.

INVESTMENT PERFORMANCE.
The Board noted that, as the Funds had not yet commenced investment operations, there was no investment performance for the Funds. The Board did consider the investment performance of the adviser with respect to other accounts managed by the adviser that have similar revenue-weighted investment objectives. The Board also considered the investment performance of the sub-adviser with respect to other accounts managed by the sub-adviser that seek to track the performance of an index. Both the adviser and the sub-adviser had had minimal tracking deviations compared to the respective underlying indexes.

COMPARATIVE EXPENSES AND ADVISER AND SUB-ADVISER
PROFITABILITY.
The trustees considered the cost of the services to be provided and the profits to be realized by the adviser and the sub-adviser (and its affiliates) from their respective relationships with the Funds. The Board noted that the adviser and sub-adviser could not report any financial results from their relationships with the Funds because the Funds had not yet commenced investment operations, and thus, the Board could not evaluate the adviser s or sub-adviser s profitability with respect to the Funds.
The trustees, however, discussed the methods and processes for determining the profitability of the adviser and the sub-adviser (and its affiliates) from providing investment advisory and sub-advisory services to the Funds once financial results become available. The trustees also considered the extent to which the adviser and sub-adviser may derive ancillary benefits from Fund operations.
In considering the appropriateness of the advisory fee charged to the Funds, the Board also reviewed and considered the advisory fees in light of the nature, extent and quality of the advisory services expected to be provided by the adviser, including, but not limited to, the quality and experience of the portfolio managers. The Board also reviewed and considered the sub-advisory fee that would be payable by the adviser to the sub-adviser in light of the nature, extent and quality of the advisory services expected to be provided by the sub-adviser. The Board noted that the adviser, and not the Funds, will pay the sub-advisory fee to the sub-adviser.
The independent trustees compared both the services to be rendered and the proposed fees to be paid pursuant to other investment advisory contracts of the adviser and the sub-adviser. The independent directors considered the fees charged to other accounts managed by the adviser and sub-adviser, respectively, with similar strategies to the Fund. The trustees also noted that the sub-advisory fee rates to be charged by the sub-adviser were within the range of fees charged by the sub-advisory to other comparable accounts managed by it. The trustees considered the proposed fee waiver and expense limitation arrangements that would be in effect for the first year of operations. Consideration was also given to a comparative analysis in the Lipper Section 15(c) Report of the investment advisory fee and total expense ratios of the Fund in comparison with those of a group of other funds selected by Lipper as its appropriate expense group. The trustees noted that the actual investment advisory fee of each Fund was within the range of fees charged by other funds in the Funds Lipper expense group. The trustees also noted that the total expenses (both including and excluding the proposed fee waiver and expense limitation arrangements) of each Fund were within the range of total expenses of other funds in the Fund s Lipper expense group.
Based upon their consideration of all these factors, the trustees determined that the level of profits (if any) to be realized by the adviser and sub-adviser in providing services to the Funds was not expected to be excessive in view of the nature, quality and extent of services to be provided.

ECONOMIES OF SCALE.
The Board considered economies of scale realized by the adviser and its affiliates as the Funds grow larger and the extent to which they are shared with Fund shareholders, as for example, in the level of the investment advisory fee charged, in the quality and efficiency of services rendered and in increased capital commitments benefiting the Fund directly or indirectly. Since the Funds had not yet commenced operations, the trustees concluded that economies of scale were difficult to consider at that time.